Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Anacor Pharmaceuticals, Inc. for the registration of 809,061 shares of its common stock and to the incorporation by reference therein of our reports dated March 18, 2013, with respect to the financial statements of Anacor Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Anacor Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
June 28, 2013